UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 8, 2004

THE MILLS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12994	52-1802283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

Item 1.01                     Entry into a Material Definitive Agreement.

On September 9, 2004, our Executive Compensation Committee approved the issuance of an employment inducement grant of 110,000 restricted stock units to Mark D. Ettenger, our president, pursuant to the terms of his employment agreement.  The material terms of his employment agreement are described in our definitive proxy statement filed with the Securities and Exchange Commission on April 26, 2004, as amended on June 9, 2004, and a copy of the employment agreement was filed on May 10, 2004, as Exhibit 10.2 to our Form 10-Q, each of which is incorporated by reference herein.

Item 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 8, 2004, our Executive Committee appointed Michael Green as Senior Vice President and Chief Accounting Officer for The Mills Corporation.  He will have overall management and operational responsibility for the accounting and controls functions of the company.  Mr. Green is an at-will employee that will serve in this position until his successor is duly appointed by either The Board of Directiors or the Executive Committee, or his earlier removal or resignation from office.  There are no familial relationships between Mr. Green and any other of our officers or directors.

From 1996 to 2004, Mr. Green, age 38, was employed by Marriott International, Inc., most recently as the Chief Financial Officer of their timeshare division.  Marriott International, Inc., a New York Stock Exchange listed company, is a worldwide operator and franchisor of hotels and related lodging facilities.  From 2002 to 2003, Mr. Green served as Marriott International’s Principal Accounting Officer.  Prior to 2002, he worked in various roles in Marriott’s Corporate Accounting department, and was responsible for, among other things, preparing the company’s periodic financial reports and forecast functions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

/s/ Mark Ettenger
Name:	Mark Ettenger
Title:	President

Date:  September 14, 2004